Shareholders Agreement
                                       And
                                Irrevocable Proxy

         Agreement made this 28 day October, 2002, between ISAAC SUTTON, residing at 1365 York Avenue, Apt 23E, New York, New York 10021 ("Sutton") and New Millennium Development Corp, West Palm Beach, Florida ("NMDG").


         WHERAS, Sutton owns 10,000,000 shares of the common stock, $.001 par value (The common stock) of Exus Networks, Inc., a Nevada corporation ( the "Company"); and

         WHEREAS, NMDG owns 50,000,000 shares of the Company's Common Stock; and

         WHEREAS, the NMDG desire to enter into an agreement with Sutton concerning certain aspects of their ownership of shares of the Company's Common Stock and their rights and obligations with respect thereto.

         NOW THEREFORE, the parties hereto agree as follows:

1. Stock Certificate Legend. All stock certificates representing shares of Common Stock now owned or hereafter acquired by NMDG shall be subject to this Agreement and shall be marked prominently with the following legend:

                  "The shares of stock evidenced by this certificate are, and will be subject to, an irrevocable proxy granted in accordance with an agreement dated October 28, 2002 (the "Proxy", a copy of which agreement is on file and may be obtained at the principal office of the Company. The restrictions set forth in the Proxy do not apply any shares transferred in accordance with the terms thereof."

2. Irrevocable Proxy. By the signature below, NMDG irrevocably appoint Sutton as their attorney and proxy to represent NMDG and exercise the voting power of all the shares of Common Stock standing in NMDG name as fully and effectively as they can do by themselves at any meeting of Shareholders of the Company and all adjournments thereof and to join in any written consent of Shareholders of the Company without a meeting. So long as this Agreement is in effect, the proxy granted hereby shall be irrevocable by the NMDG and shall constitute an "irrevocable proxy."

3.       Term.   This Agreement shall terminate upon the first to occur of any of the following events:

           (a)      the written agreement of Sutton and NMDG;
           (b)      the dissolution or complete liquidation of the Company;
           (c)      the death of Isaac Sutton;
           (d)      December 31, 2004, or
           (e) The registration and distribution of the shares to NMDG shareholders and a substitute Proxy similar in form received form from Daniel Imperato for a minimum of 25 million shares.

         4. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to require performance by any other party of any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right to require such full performance or resort to any remedy thereafter. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.

         5. Benefits. This Agreement shall inure to the benefit of and shall be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto.

         6. Injunctive Relief. In the event of a breach or threatened breach by any party bound by this Agreement or any of such party's obligations hereunder, the parties hereto acknowledge that all other parties bound by this Agreement will have no adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain a violation or threatened violation of the provisions of this Agreement or to enforce the provisions hereof. Nothing herein shall be deemed to preclude any party from pursuing any other remedies, legal or equitable, available to such party for such breach or threatened, including the recovery of damages.

         7. Entire Agreement. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties or any of them. There are no representations, warranties, agreements or understanding other than expressly contained herein. No termination, alteration, modification, variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing.

         8. Governing Law.   This Agreement shall be governed by and construed
in accordance with the law of the State of New York applicable to agreements executed and to be performed entirely therein.

         9.   Counterparts.   This Agreement may be signed in one or more
counterparts, each of which shall be deemed an original and all of which together constitute one document.

         IN WITNESS WHEREOFF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                    SHAREHOLDERS:

                                            ------------------------------
                                                     Isaac Sutton



                                          New Millennium Development Group Inc.

                                          By: __________________________
                                                   John Skinner


                                              ------------------------------
                                                  Daniel Imperato